Exhibit 20.1

Acknowledgement and Acceptance of Special Servicer

June 17, 2021

BY EMAIL

Wilmington Trust, National Association, as Trustee

1100 North Market Street

Wilmington, Delaware 19890

Attention: CMBS Trust Services – DBWF 2016-85T

Email: CMBSTrustee@wilmingtontrust.com

Deutsche Bank Trust Company Americas

1761 East St. Andrew Place

Santa Ana, CA 92705

Attn: DBWF 2016-85T – CMBS Trust Administration

Email: jenny.pilapil@db.com

RE:	Acknowledgement and Acceptance of Special Servicer;

DBWF 2016-85T Mortgage Trust Commercial Mortgage Pass-Through Certificates

Ladies and Gentlemen:

Reference is made to the Trust and Servicing Agreement (the “TSA”) dated as of December 6, 2016, between Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, AEGON USA Realty Advisors, LLC (“AEGON”), as Special Servicer, Wilmington Trust, National Association, as Trustee, and Deutsche Bank Trust Company Americas as Certificate Administrator, Paying Agent and Custodian, relating to the DBWF 2016-85T Mortgage Trust Commercial Mortgage Pass-Through Certificates. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the TSA.

Pursuant to Section 6.04(a) of the TSA, the undersigned hereby agrees with all the other parties to the TSA that the undersigned shall serve as Special Servicer under, and as defined in, the TSA. The effective date (the “Effective Date”) of the appointment of the undersigned as Special Servicer shall be the date hereof. The undersigned hereby (i) accepts AEGON’s assignment of its rights and obligations as Special Servicer pursuant to AEGON’s Notice of Assignment and Delegation to Successor dated May 20, 2021 and (ii) agrees to assume the punctual performance and observance, as of the Effective Date, of each covenant and condition to be performed by the Special Servicer under the TSA, and all of the responsibilities, duties and liabilities of the Special Servicer under the TSA that arise on and after the Effective Date. The undersigned hereby confirms that it is not a Prohibited Party. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in Section 2.04(e) of the TSA mutatis mutandis with all references to “Agreement” in Section 2.04(e) of the TSA to include this Acknowledgement and Acceptance of Special Servicer in addition to the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization: Situs Holdings, LLC is a duly formed limited liability company, validly existing in active status under the laws of the State of Delaware. The undersigned further represents and warrants that it satisfies all of the eligibility requirements applicable to special servicers set forth in the TSA and that all requirements and preconditions for the appointment of the undersigned as Special Servicer have been satisfied.

Acknowledgement and Acceptance of Special Servicer

Situs Holdings, LLC’s address for notices pursuant to Section 10.05 of the TSA is as follows:

Situs Holdings, LLC

101 Montgomery Street, Suite 2250

San Francisco, California 94104

Attention: Curt Spaugh

E-mail: curtspaugh@situsamc.com

with a copy to:

Situs Group, LLC

5065 Westheimer, Suite 700E

Houston, Texas 77056

Attention: Legal Department

E-mail: legal@situsamc.com

and

samnotice@situsamc.com.

Sincerely,

SITUS HOLDINGS, LLC

By:	/s/ Adriana Boudreaux
	Name:	Adriana Boudreaux
	Title:	Deputy General Counsel

Acknowledged and Agreed:

AEGON USA Realty Advisors, LLC

By:	/s/ Sarah Swartzendruber
	Name:	Sarah Swartzendruber
	Title:	Vice President